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                                                              EXHIBIT (2)(k)(4)

                               DISTRIBUTION PLAN
                                       OF
                             AIM FLOATING RATE FUND

                                (CLASS C SHARES)


           SECTION 1. AIM Floating Rate Fund (the "Fund"), a Delaware business trust, may pay for distribution of its Class C Shares ("Shares") which the Fund issues from time to time, pursuant to the conditions of an order of the U.S. Securities and Exchange Commission, Investment Company Act Release Number [812-XXXXX], dated [DATE], according to the terms of this Distribution Plan (the "Plan").

           SECTION 2. The Fund may incur expenses for and pay A I M Distributors, Inc. (the "Distributor") for distribution of the Shares from time to time at the rates set forth in Schedule A hereto applied to the average daily net assets of the Shares subject to any applicable limitations imposed from time to time by the Conduct Rules of NASD Regulation, Inc. All such payments are the legal obligation of the Fund and not of the Distributor or its designee.

           SECTION 3. Amounts set forth in Schedule A may be used to finance any activity which is primarily intended to result in the sale of the Shares including, but not limited to, expenses of organizing and conducting sales seminars and running advertising programs, payment of finders fees, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, payment of overhead and supplemental payments to dealers and other institutions as asset-based sales charges, and maintaining Fund information on the Internet. Amounts set forth in Schedule A may also be used to finance payments of service fees under a shareholder service arrangement to be established by the Distributor in accordance with Section 4, and the costs of administering the Plan. To the extent that amounts paid hereunder are not used specifically to reimburse the Distributor for any such expense, such amounts may be treated as compensation for the Distributor's distribution-related services. That portion of the amounts paid under the Plan that is not paid or advanced by the Distributor to dealers or other institutions that provide personal continuing shareholder service as a service fee pursuant to Section 4 shall be deemed an asset-based sales charge. No provision of this Plan shall be interpreted to prohibit any payments by the Fund during periods when the Fund has suspended or otherwise limited sales.

           SECTION 4.

           (a) Amounts expended by the Fund under the Plan may be used in part for the implementation by the Distributor of shareholder service arrangements with respect to the Shares. The maximum service fee payable to any provider of such shareholder service shall be twenty-five one-hundredths of one percent (0.25%) per annum of the daily net assets of the Shares attributable to the customers of such service provider. All such payments are the legal obligation of the Fund and not of the Distributor or its designee.
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           (b) Pursuant to this Plan, the Distributor may enter into agreements substantially in the form attached hereto as Exhibit A ("Service Agreements") with such broker-dealers ("Dealers") as may be selected from time to time by the Distributor for the provision of continuing shareholder services in connection with Shares held by such Dealers' clients and customers
("Customers") who may from time to time directly or beneficially own Shares.
The personal continuing shareholder services to be rendered by Dealers under the Service Agreements may include, but shall not be limited to, some or all of the following: (i) distributing sales literature; (ii) answering routine Customer inquiries concerning the Fund and the Shares; (iii) assisting
Customers in changing dividend options, account designations and addresses, and in enrolling in any of several retirement plans offered in connection with the purchase of Shares; (iv) assisting in the establishment and maintenance of Customer accounts and records, and in the processing of purchase and redemption transactions; (v) investing dividends and capital gains distributions automatically in Shares; (vi) performing sub-accounting; (vii) providing periodic statements showing a Customer's shareholder account balance and the integration of such statements with those of other transactions and balances in the Customer's account serviced by such institution; (viii) forwarding applicable prospectuses, proxy statements, reports and notices to Customers who hold Shares; and (ix) providing such other information and administrative services as the Fund or the Customer may reasonably request.

           (c) The Distributor may also enter into Bank Shareholder Service Agreements substantially in the form attached hereto as Exhibit B ("Bank Agreements") with selected banks and financial institutions acting in an agency capacity for their customers ("Banks"). Banks acting in such capacity will provide some or all of the shareholder services to their customers as set forth in the Bank Agreements from time to time.

           (d) The Distributor may also enter into Agency Pricing Agreements substantially in the form attached hereto as Exhibit C ("Pricing Agreements") with selected retirement plan service providers acting in an agency capacity for their customers ("Retirement Plan Providers"). Retirement Plan Providers acting in such capacity will provide some or all of the shareholder services to their customers as set forth in the Pricing Agreements from time to time.

           (e) The Distributor may also enter into Shareholder Service Agreements substantially in the form attached hereto as Exhibit D ("Bank Trust Department Agreements and Brokers for Bank Trust Department Agreements") with selected bank trust departments and brokers for bank trust departments. Such bank trust departments and brokers for bank trust departments will provide some or all of the shareholder services to their customers as set forth in the Bank Trust Department Agreements and Brokers for Bank Trust Department Agreements from time to time.

           SECTION 5. This Plan shall not take effect with respect to any Shares until it has been approved, together with any related agreements, by votes of the majority of both the Board of Trustees of the Fund, and those trustees of the Fund who are not "interested persons" of the Fund (as defined in the Investment Company Act of 1940 (the "1940 Act")) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.


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           SECTION 6. Unless sooner terminated pursuant to Section 8, this Plan shall continue in effect until June 30, 2000, and thereafter shall continue in effect so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this Plan in Section 5.

           SECTION 7. The Distributor shall provide the Fund's Board of Trustees and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended for distribution of the Shares and the purposes for which such expenditures were made.

           SECTION 8. This Plan may be terminated with respect to the Shares at any time by vote of a majority of the Disinterested Trustees, or by a vote of at least a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund. Upon termination of this Plan, the obligation of the Fund to make payments pursuant to this Plan shall terminate, and the Fund shall not be required to make payments hereunder beyond such termination date with respect to expenses incurred in connection with Shares sold prior to such termination date.

           SECTION 9. Any agreement related to this Plan shall be made in writing, and shall provide:

           (a) that such agreement may be terminated with respect to the Shares without payment of any penalty, by vote of a majority of the Disinterested Trustees or by a vote of at least a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, on not more than sixty
(60) days' written notice to any other party to the agreement; and

           (b) that such agreement shall terminate automatically in the event of its assignment.

           SECTION 10. This Plan may not be amended with respect to the Shares to increase materially the amount of distribution expenses provided for in Schedule A hereof unless approved by a vote of at least a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Shares, and no material amendment to the Plan with respect to the Shares shall be made unless approved in the manner provided for in Section 5 hereof.

           SECTION 11. Notice is hereby given that, as provided by applicable law, the obligations contemplated by this Plan are not binding upon any of the shareholders of the Fund, but are binding only upon the assets and property of the Fund and that the shareholders shall be entitled,

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           to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.


                                       AIM FLOATING RATE FUND
                                       (on behalf of its Class C Shares)


Attest:                                By:
       ----------------------             -------------------------------------
Samuel D. Sirko, Secretary             Robert H. Graham, Chairman and President
Effective as of [DATE].


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                                   SCHEDULE A
                                       TO
                               DISTRIBUTION PLAN
                                       OF
                             AIM FLOATING RATE FUND
                                (CLASS C SHARES)


DISTRIBUTION FEE

                                     MAXIMUM
                                   ASSET-BASED       MAXIMUM        MAXIMUM
FUND                               SALES CHARGE    SERVICE FEE    AGGREGATE FEE
----                               ------------    -----------    -------------
AIM Floating Rate Fund                0.75%           0.25%           0.75%









THIS PLAN REFERS TO EXHIBITS A-D, WHICH RELATE TO AGREEMENTS THAT THE DISTRIBUTOR MAY ENTER INTO WITH THIRD PARTIES. FORMS OF THESE AGREEMENTS HAVE NOT BEEN INCLUDED WITH THIS PLAN.

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